Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

SIGNING DAY SPORTS, INC.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	(1)	Other	906,250	$1.22	$1,105,625.00	0.0001381	$152.69

Total Offering Amounts:						$1,105,625.00		152.69
Total Fee Offsets:								0.00
Net Fee Due:								$152.69

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Offering Note(s)

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock, par value $0.0001 per share (“common stock”), as may be issued or issuable because of stock splits, stock dividends and similar transactions.

Represents 906,250 additional shares of common stock available for issuance under the Signing Day Sports, Inc. Amended and Restated 2022 Equity Incentive Plan, as amended by Amendment No. 1 to the Signing Day Sports, Inc. Amended and Restated 2022 Equity Incentive Plan.

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act based upon the average of the high and low sale prices of the common stock on December 12, 2025, as reported by the NYSE American LLC.